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Cracker Barrel Old Country Store, Inc.

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The following is the text of a voicemail delivered by Michael A. Woodhouse, Executive Chairman of the Board of Directors of Cracker Barrel Old Country Store, Inc., to field management and home office employees on September 23, 2011:

Hello, everyone. I thought you might have some questions about today’s news about the Shareholder Rights Plan that our Board of Directors adopted yesterday, so I’ll try to provide you with some context.

The rights plan is designed to deter a person or group from accumulating more than 10% of Cracker Barrel’s outstanding common shares, which could result in that person or group acquiring a significant block of stock or even a controlling position without paying a control premium to all shareholders.

The Board adopted the rights plan after Biglari Holdings, our largest shareholder, received clearance under the antitrust laws to acquire up to 49.99% of Cracker Barrel’s common stock.

The plan will terminate unless approved by our shareholders at our annual meeting in December.

We believe the action we’ve taken is in the best interests of all Cracker Barrel shareholders, the company and our employees.

As new developments take place regarding this situation, I’ll be in touch. You’ll likely be hearing more in the news as this moves forward, and some of it may be negative. Know that we are focused on achieving the best result for our company and our shareholders. And let me remind you that the very best thing you can do in a situation like this is to continue your outstanding performance for the company. Focusing on our guests, or on those who directly serve our guests, and increasing traffic and sales are the very best way that you can contribute. Thank you for doing your part.